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                                                                    EXHIBIT 6

                           CASTECH ALUMINUM GROUP INC.
                            SEVERANCE PROTECTION PLAN


     WHEREAS, the Company recognizes that the possibility of a sale of the Company could result in significant distractions to its employees because of the uncertainties inherent in such a situation; and

     WHEREAS, it is essential and in the best interest of the Company to take steps to retain the services of certain of its employees during the period through the consummation of such a sale and thereafter for so long as the Company may need their continued services, and to ensure their continued dedication and efforts in such event without undue concern for their employment and personal financial security;

     NOW, THEREFORE, in order to fulfill these purposes, the following plan is hereby adopted which shall supersede all prior severance plans, practices or policies of the Company in respect of the employees covered hereunder.

                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

     1.1 As of August 18, 1996 (the "Effective Date"), the Company hereby establishes the CasTech Aluminum Group Inc. Severance Protection Plan (the "Plan") as set forth in this document.


                                   ARTICLE II

                                   DEFINITIONS

     As used herein the following words and phrases shall have the following respective meanings for purposes of the Plan unless the context clearly indicates otherwise.

     2.1 BASE PAY. A week of "Base Pay" shall mean the number produced by dividing (a) the Participant's annual base salary at the greater of the rate in effect (i) on the Termination Date or (ii) immediately prior to the Transaction by (b) fifty-two (52).


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     2.2  CAUSE.  A Participant's employment will be considered to have been terminated for "Cause" if the Participant (a) has been convicted of a felony,
(b) has failed, continuously and substantially, to perform his or her reasonably assigned duties with the Company (other than a failure resulting from his or her physical or mental incapacity) which failure is not remedied within a reasonable period of time after notice of such failure is delivered to the Participant by the Company or (c) has intentionally engaged in conduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the Participant's part, shall be considered "intentional" unless the Participant has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Participant's act or failure to act was in the best interest of the Company.

     2.3 COMPANY. "Company" shall mean CasTech Aluminum Group Inc. and shall include its predecessors, Successors and Assigns.

     2.4 DISABILITY. "Disability" shall mean a physical or mental infirmity which impairs the Participant's ability to substantially perform his or her duties with the Company for a period of one hundred eighty (180) consecutive days and the Participant has not returned to his or her full-time employment prior to the Termination Date as stated in the Notice of Termination.

     2.5 NOTICE OF TERMINATION. "Notice of Termination" shall mean a notice of termination of the Participant's employment from the Company which indicates the specific termination provision in the Plan, if any, relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Participant's employment under the provision so indicated.

     2.6 PARTICIPANT. "Participant" shall mean an employee who is listed on Exhibit A attached hereto and who has not ceased to be a Participant pursuant to
Section 3.1.

     2.7 SUCCESSORS AND ASSIGNS. "Successors and Assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company at the time whether by operation of law or otherwise.

     2.8 TERM. "Term" shall mean the period of time the Plan remains effective as provided in Section 7.1.

     2.9 TERMINATION DATE. "Termination Date" shall mean the date of a Participant's termination of employment as determined pursuant to Section 5.2.


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     2.10 TRANSACTION.  "Transaction" shall mean the change in ownership of a majority of the outstanding voting stock of the Company, a sale of all or substantially all of the ownership interest in or the assets of the Company, or any transfer of ownership of the Company so as to vest control of the Company in one single or commonly controlled shareholder.


                                   ARTICLE III

                                   ELIGIBILITY

     3.1 PARTICIPATION. Each employee who is listed on Exhibit A attached hereto shall become a Participant as of the Effective Date; PROVIDED, HOWEVER, that a Participant shall cease to be a Participant if he or she ceases to be an employee of the Company at any time prior to a Transaction. A Participant who becomes entitled to receive any amounts provided for in this Plan shall remain a Participant in the Plan until all amounts, if any, he or she is entitled to have been paid to him or her.


                                   ARTICLE IV

                              TERMINATION BENEFITS

     4.1  PAYMENT IN EVENT OF CERTAIN TERMINATIONS OF EMPLOYMENT.

          In the event that during the Term a Transaction occurs and within two (2) years thereafter a Participant's employment with the Company is terminated by the Company other than by reason of Disability, mandatory retirement in accordance with the Company's retirement policy generally applicable to its salaried employees as in effect immediately prior to the Change in Corporate Control or for Cause, the Participant shall be entitled to receive, in full satisfaction of any claims he may have against the Company resulting from his termination of employment (other than claims pursuant to writtten plans or policies in effect on the Termination Date), the following payments and benefits under the Plan, as applicable:

               (a)  If the Participant is in Group I as indicated on Exhibit A:

                    (i) within ten (10) days after the Participant's Termination
               Date the Company shall pay to the Participant a lump-sum cash amount equal to the sum of (A) the Participant's salary through the Termination Date, to the extent not theretofore paid, and (B) a pro


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               rata portion of the Participant's annual bonus in an amount at least equal to the product of (X) the greater of (1) Participant's target bonus for the fiscal year in which the Transaction occurs and (2) Participant's target bonus for the fiscal year in which Participant's Termination Date occurs, multiplied by (Y) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five (365);

                    (ii) within ten (10) days after the Participant's
               Termination Date the Company shall pay to the Participant severance pay in a lump-sum cash amount equal to three (3) weeks of the Participant's Base Pay for each year of service the Participant has completed with the Company; PROVIDED, HOWEVER, that the Participant shall be entitled to receive severance pay in an amount that is no less than twelve (12) weeks and no greater than fifty-two (52) weeks of Base Pay; and

                    (iii) the Company shall continue on behalf on the
               Participant and his or her dependents and beneficiaries substantially the same medical, dental, accident, disability and life insurance benefits provided to the Participant by the Company immediately prior to his or her Termination Date (at the same cost of coverage to the Participant) for a number of weeks equal to the number of weeks of the Participant's Base Pay paid pursuant to Section 4.1(a)(ii); PROVIDED, HOWEVER, that the Participant shall be entitled to receive such insurance coverage for a period that is no less than twelve (12) weeks and no greater than fifty-two (52) weeks. Notwithstanding the foregoing, in the event the Participant becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Participant's eligibility, but only to the extent that the Company reimburses the Participant for any increased cost and provides any additional benefits necessary to give the Participant the benefits provided hereunder.

               (b)  If the Participant is in Group II as indicated on Exhibit A:

                    (i) within ten (10) days after the Participant's Termination
               Date the Company shall pay to the Participant a lump-sum cash


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               amount equal to the sum of (A) the Participant's salary through the Termination Date, to the extent not theretofore paid, and (B) a pro rata portion of the Participant's annual bonus in an amount at least equal to the product of (X) the greater of (1) Participant's target bonus for the fiscal year in which the Transaction occurs and (2) Participant's target bonus for the fiscal year in which Participant's Termination Date occurs, multiplied by (Y) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five (365);

                    (ii) within ten (10) days after the Participant's
               Termination Date the Company shall pay to the Participant a lump-sum cash amount equal to fifty-two (52) weeks of the Participant's Base Pay; and

                    (iii) the Company shall continue on behalf of the
               Participant and his or her beneficiaries substantially the same medical, dental, accident, disability and life insurance benefits provided to the Participant by the Company prior to his or her Termination Date (at the same cost of coverage to the Participant) for a period of fifty-two (52) weeks. Notwithstanding the foregoing, in the event the Participant becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Participant's eligibility, but only to the extent that the Company reimburses the Participant for any increased cost and provides any additional benefits necessary to give the Participant the benefits provided hereunder.

     4.2 MITIGATION. The Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, except to the extent set forth in Sections 4.1(a)(iii) and 4.1(b)(iii).

     4.3 OTHER BENEFITS. The Participant's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices as from time to time in effect. The Company may require, as a condition to the Participant receiving payments or benefits hereunder, that he provide the Company an enforceable


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release releasing the Company and its affiliates from any claims he may have based upon his termination (other than claims pursuant to written plans or policies in effect on the Termination Date), including, but not limited to the Age Discrimination in Employment Act of 1967, to the extent permitted by applicable law.


                                    ARTICLE V

                            TERMINATION OF EMPLOYMENT

     5.1 NOTICE OF TERMINATION REQUIRED. Following a Transaction, any purported termination of the Participant's employment by the Participant or the Company shall be communicated by Notice of Termination to the Company or the Participant, as the case may be. For purposes of the Plan, no such purported termination shall be effective without such Notice of Termination.

     5.2 ESTABLISHMENT OF TERMINATION DATE. A Participant's Termination Date shall be the date specified in the Notice of Termination; PROVIDED, HOWEVER, that (a) if the Participant's employment is terminated by the Company without Cause, the date specified in the Notice of Termination shall be at least fourteen (14) days from the date the Notice of Termination is given to the Participant; and (b) if the Participant's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Participant.


                                   ARTICLE VI

                             SUCCESSORS AND ASSIGNS

     6.1  SUCCESSORS AND ASSIGNS.

          (a) The Plan shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns. The Company shall use its best efforts to require any Successor or Assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

          (b) Neither the Plan nor any right or interest hereunder shall be assignable or transferable by the Participant, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution; PROVIDED,


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HOWEVER, that the Plan shall inure to the benefit of and be enforceable by the
Participant's legal personal representative.


                                   ARTICLE VII

                      TERM, AMENDMENT AND PLAN TERMINATION

     7.1 TERM; TERMINATION. The Plan shall continue in effect until the first anniversary of the Effective Date (unless extended by the Company) at which time the Plan shall terminate; PROVIDED, HOWEVER, that (a) if a Transaction occurs, the Plan shall not terminate until the later of (i) two (2) years following such Transaction and (ii) such time as all compensation and benefits payable hereunder have been paid to Participants; and (b) if a definitive agreement is executed by the Company while the Plan is in effect and the transaction(s) contemplated therein would, if consummated, constitute a Transaction, then, if the Transaction occurs pursuant to that agreement it will be deemed to have occurred while the Plan is in effect and the Plan shall not terminate until the later of (i) two (2) years following such Transaction and (ii) such time as all compensation and benefits payable hereunder have been paid to Participants.
Upon the termination of the Plan pursuant to this Section 7.1, no amount shall be payable to or in respect of any Participant if either a Transaction shall not have occurred or deemed to have occurred during the Term or the Participant's Termination Date shall not have occurred on or prior to the date of the Plan termination. The termination of the Plan shall have no effect on the Company's obligations to or in respect of any Participant whose Termination Date occurred on or prior to the date of the Plan termination under circumstances entitling the Participant to benefits pursuant to Section 4.1.

     7.2 AMENDMENT. Subject to Section 7.1, the Plan may be amended in any respect by the Board; PROVIDED, HOWEVER, (a) that no such amendment of the Plan during the Term may be made following a Transaction and (b) no such amendment shall reduce the amount of severance pay or benefits payable pursuant to this Plan.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 CONTRACTUAL RIGHT. Upon and after a Transaction, each Participant shall have a fully vested, nonforfeitable contractual right, enforceable against the


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Company, to the benefits provided for under Section 4.1 of the Plan upon satisfaction of the applicable conditions specified in that Section.

     8.2 EMPLOYMENT STATUS. Each Eligible Employee shall continue in his or her status as an employee-at-will and the Plan does not constitute a contract of employment.

     8.3 NOTICE. For the purposes of the Plan, notices and all other communications provided for in the Plan (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other.
All notices and communications shall be deemed to have been received on the earlier of the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     8.4 NON-EXCLUSIVITY OF RIGHTS. Nothing in the Plan shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any other agreements with the Company; PROVIDED, HOWEVER, that this Plan shall supersede all other severance plans, practices or policies of the Company or its affiliates applicable to the Participants. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, program, policy or practice of the Company shall be payable in accordance with such plan, program, policy or practice except as explicitly modified by the Plan. No additional compensation provided under any benefit or compensation plans to the Participant shall be deemed to modify or otherwise affect the terms of the Plan or any of the Participant's entitlements hereunder.

     8.5 LEGAL FEES. The Company shall pay all legal fees and related expenses reasonably incurred by a Participant as a result of the Participant seeking to obtain or enforce any right or benefit provided by this Plan.

     8.6 NO FUNDING REQUIRED. All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company.

     8.7 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall, to the extent not preempted by federal law, in all respects be governed by and construed and enforced in accordance with the laws of the state of Ohio without giving effect to the conflict of law principles thereof.


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     8.8  VALIDITY AND SEVERABILITY.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


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                                                                       EXHIBIT A

                           CASTECH ALUMINUM GROUP INC.
                            SEVERANCE PROTECTION PLAN
                               PARTICIPANT'S LIST
                   ------------------------------------------


                                     GROUP I

Judi Adam           Deborah Bozsik        Jeffrey Byrd           Steven Chapman
John Covey          Debbie Davis          Victor DiCola          James Dockey
Bette Faller        Jeff Fostyk           Joyce Frase            Jennifer Fraser
Harry Graham        Beverly Kleptach      Vickie McDaniel        Carla Menhorn
Barbara Moore       Jack O'Beirne         Joseph O'Dowd          Ronald Reeves
Lynn Rositer        Alice Seamon          Richard Sharnsky       Ronald Smith
Daniel Steffey      Joseph Trujillo       Wendy Vanik            Ann Wenger
Bryan Whittaker     Monica Wilkinson      Robin Young


                                    GROUP II

Chris Cannon                                 Dave Brackett
Dave Slagle                                  Mike McGukin
Scott Emerick                                Tina Gregory
Bill Hetzler                                 Keith Burlingame
Mike Vucelich                                Joy Lang